Exhibit 10.4

RESTRICTED STOCK UNIT AGREEMENT

(Employee – Performance Vesting)

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ____, ____ (the “Grant Date”), by and between Graham Corporation, a corporation organized and existing under the laws of the State of Delaware and having an office at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and [Employee Name] (the “Participant”).

W I T N E S S E T H :

WHEREAS, by action of its Board of Directors (the “Board”), the Company has adopted and its stockholders have approved the 2020 Graham Corporation Equity Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units with respect to shares of Stock may be granted to the Company’s eligible officers, employees and directors; and

WHEREAS, pursuant to Section 4 of the Plan, the Compensation Committee of the Board (the “Committee”) has been appointed to select the individuals to whom Restricted Stock Units shall be granted and to prescribe the terms and conditions of such grants; and

WHEREAS, the Committee has determined that the Participant is eligible to be granted Restricted Stock Units and desires to grant Restricted Stock Units to the Participant, and the Participant desires to accept such grant, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

Section 1. Grant of PSUs. As of the Grant Date set forth above, the Company hereby grants to the Participant, and the Participant hereby accepts from the Company, an award of [__] Restricted Stock Units (the “PSUs”) on the terms and conditions hereinafter in the Plan and this Agreement and represents the maximum number of shares that can be issued under the award. Each vested PSU represents the right to receive one share of Stock. The PSUs do not include a right to receive dividend equivalents.

Section 2. Vesting.

(a) Subject to the terms set forth in this Agreement, , the PSUs will vest on the date that the Committee approves the Company’s Three-Year Cumulative Revenue and Three-Year Improvement in Adjusted ROIC following the last day of the Company’s ____ fiscal year (the “Vesting Date”), with the vested PSUs being equal to the Target Number of PSUs multiplied by the PSU Payout Percentage, provided that the Participant remains a full-time employee of the Company through the three-year anniversary of the Grant Date (the “Employment Date”). The “Three-Year Cumulative Revenue” shall mean the sum of the revenue earned by the Company over the three fiscal year period ending March 31, ____. The “Three-Year Improvement in Adjusted ROIC” shall mean the change in the Company’s Adjusted ROIC from the Company’s ____ fiscal year to the three-year average of the Company’s ____-____ fiscal years (the

“Performance Period”). “Adjusted ROIC” shall mean the sum of the Company’s GAAP Net Income, adjusted for non-recurring income/expense and any other unusual and infrequent items, including acquisitions, the Barber-Nichols Supplemental Bonus, Pension/SERP/OPEB expense, and others as determined by the Committee, after tax, (“Adjusted Net Income”) divided by Average Adjusted Capital. “Average Adjusted Capital” shall mean the five-quarter average of GAAP Stockholders Equity plus interest bearing debt less cash and plus or minus the after tax adjustments to Adjusted Net Income for the applicable fiscal year period. The “PSU Payout Percentage” shall mean the sum of 50% of the Payout Percentage for Three-Year Cumulative Revenue and 50% of the Payout Percentage for Three-Year Improvement in Adjusted ROIC. “Target Number of PSUs” means 50% of the maximum number of PSUs set forth in Section 1.

(b) The Payout Percentage for Three-Year Cumulative Revenue will be based on the approved Three-Year Cumulative Revenue as follows:

	Threshold	Target	Maximum
Approved Three-Year Cumulative Revenue	$__	$__	$__
Payout Percentage	___%	___%	___%

If the approved Three-Year Cumulative Revenue is less than Threshold, the Payout Percentage will be 0%. If the approved Three-Year Cumulative Revenue is between Threshold and Target, or between Target and Maximum, the Payout Percentage will be determined using linear interpolation. If the approved Three-Year Cumulative Revenue is greater than Maximum, the Payout Percentage will be the Payout Percentage for Maximum.

(c) The Payout Percentage for Three-Year Improvement in Adjusted ROIC will be based on the approved Three-Year Improvement in Adjusted ROIC as follows:

Approved Three-Year Improvement in Adjusted ROIC	___ Basis Points	___ Basis Points	___ Basis Points	___ Basis Points
Payout Percentage	___%	___%	___%	___%

If the approved Three-Year Improvement in Adjusted ROIC is less than or equal to __ basis points, the Payout Percentage will be 0%. If the approved Three-Year Improvement in Adjusted ROIC is between __ Basis Points and __ Basis Points, between __ Basis Points and __ Basis Points or between __ Basis Points and __ Basis Points, the Payout Percentage will be determined using linear interpolation. If the approved Three-Year Improvement in Adjusted ROIC is greater than __ Basis Points, the Payout Percentage will be the Payout Percentage for __ Basis Points.

(d) Upon the death or Disability of the Participant prior to the Employment Date:

(i) the PSU Payout Percentage shall be equal to 100%; and

(ii) the number of PSUs that vest shall be equal to the Target Number of PSUs multiplied by the PSU Payout Percentage, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Performance Period through the date of the Participant’s death or Disability, over the number of days in the Performance Period.

For purposes of this Agreement, “Disability” shall have the meaning given such term by Section 409A (as defined below), which is described in the Plan.

(e) In the event of the Participant’s Retirement, the PSUs shall remain outstanding and:

(i) the PSU Payout Percentage will be based on the actual Three-Year Cumulative Revenue and Three-Year Improvement in Adjusted ROIC, as determined and approved after the end of the Performance Period; and

(ii) the number of PSUs that vest shall be equal to the Target Number of PSUs multiplied by the PSU Payout Percentage, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Performance Period through the date of the Participant’s Retirement, over the number of days in the Performance Period.

For purposes of this Agreement, “Retirement” shall mean a voluntary termination of employment by the Participant when he or she is at least age 65.

(f) If there is an employment agreement (or other agreement providing for treatment of equity awards upon a Change in Control) by and between the Participant and the Company on the date of the Participant’s termination of employment, then the terms of such agreement shall apply instead of the terms of this Section 2(f). Otherwise, in the event of the involuntary termination of the Participant’s employment by the Company other than for Cause within the 12-month period following a Change in Control, or the voluntary termination of the Participant’s employment by the Participant for Good Reason within the 12-month period following a Change in Control, the PSUs shall remain outstanding and:

(i) the PSU Payout Percentage shall be equal to 100%; and

(ii) the number of PSUs that vest shall be equal to the Target Number of PSUs multiplied by the PSU Payout Percentage, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Performance Period through the date of the Participant’s termination of employment, over the number of days in the Performance Period.

For purposes of this Agreement, “Cause” shall have the equivalent meaning as the term “Cause” or “for Cause” has in any employment agreement between the Participant and the Company, or in the absence of such an agreement that contains such a defined term, shall mean the willful misconduct by the Participant in connection with the performance of the Participant’s duties to the Company, or any other conduct on the part of the Participant which has been materially injurious to the Company.

For purposes of this Agreement, “Good Reason” shall have the equivalent meaning as the term “Good Reason” or “Reasonable Determination” has in any employment agreement between the Participant and the Company, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of any one of the following events without either the Participant’s express prior written consent or substantial cure by the Company within 30 days after the Participant gives written notice to the Company describing the event and requesting cure, provided Participant has given notice within 30 days after he or she became aware of any one or more of the following events constituting Good Reason:

(i) a change in the nature or scope of the Participant’s authority from that prior to a Change in Control, a reduction in the Participant’s total compensation (including all and any base compensation, bonuses, incentive compensation and benefits of any kind or nature whatsoever) from that prior to a Change in Control, or failure of the Company to make any increase in compensation to which the Participant may be entitled under any employment agreement, or a change requiring the Participant to perform services other than in Batavia, New York or Arvada, Colorado, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations; or

(ii) subsequent to a Change in Control, and without the Participant’s express written consent, the assignment to the Participant of any duties inconsistent with the Participant’s positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in the Participant’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the Participant from or any failure to re-elect the Participant to any of such positions, except in connection with the termination of employment for Cause, death, Disability or Retirement; or

(iii) subsequent to a Change in Control, a reduction by the Company in the Participant’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure of the Company to make an increase in compensation to which the Participant may be entitled under any employment agreement; or

(iv) subsequent to a Change in Control, a failure by the Company to continue any bonus plans in which the Participant is presently entitled to participate (the “Bonus Plans”) as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue the Participant as a participant in the Bonus Plans on at least the same basis as the Participant presently participates in accordance with the Bonus Plans; or

(v) subsequent to a Change in Control, the failure by the Company to continue in effect (subject to such changes as may be required by law from time to time) any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the Participant is participating at the time of the Change in Control (or plans providing him with substantially similar benefits), the taking of any action by the Company which would adversely affect the Participant’s participation in or materially reduce his benefits under any of such plans or deprive the Participant of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is then entitled in accordance with the Company’s normal vacation policy in effect on the date hereof; or

(vi) prior to a Change in Control, the failure by the Company to obtain the assumption by any successor of any employment agreement between the Company and the Participant, if assumption of such agreement is required by its terms.

(g) Except as otherwise provided by Section 2(d), Section 2(e) or Section 2(f), or unless the Committee determines otherwise, if the Participant’s employment terminates before the Employment Date for any reason, the PSUs shall be forfeited and cancelled immediately.

Section 3. Payment. Except as otherwise required by Section 18:

(a) the number of PSUs which vest on account of the Participant’s death (less the number of shares of Stock withheld to satisfy tax withholding pursuant to Section 4, if any) shall be paid to the beneficiary designated by the Participant in writing prior to the Participant’s death (or in the absence of a properly designated beneficiary, to the Participant’s estate or by or on behalf of such person to the person or persons to whom the Participant’s rights pass under his or her will or the laws of descent and distribution) in shares of Stock no later than December 31st of the calendar year following the calendar year which includes the date of the Participant’s death;

(b) the number of PSUs which vest on account of the Participant’s Disability (less the number of shares of Stock withheld to satisfy tax withholding pursuant to Section 4, if any) shall be paid to the Participant (or the Participant’s legal representative) in shares of Stock as soon as practicable following the Participant’s Disability, but no later than the December 31st following the Participant’s Disability (or if later the 15th day of the third month following the Participant’s Disability);

(c) the number of PSUs which vest on account of the involuntary termination of the Participant’s employment by the Company other than for Cause within the 12-month period following a Change in Control or the voluntary termination of the Participant’s employment by the Participant for Good Reason within the 12-month period following a Change in Control (less the number of shares of Stock withheld to satisfy tax withholding pursuant to Section 4, if any) shall be paid to the Participant in shares of Stock as soon as practicable following the termination of Participant’s employment, but no later than the December 31st following the termination of employment (or if later the 15th day of the third month following the termination of employment); and

(d) except as otherwise provided by Section 3(a), Section 3(b) or Section 3(c), the number of PSUs which vest (less the number of shares of Stock withheld to satisfy tax withholding pursuant to Section 4, if any) shall be paid to the Participant in shares of Stock as soon as practicable following the Vesting Date, but no later than the December 31 following the Employment Date (or if later the 15th day of the third month following the Employment Date).

Section 4. Taxes. The Company shall be entitled to deduct from any payment under this Agreement or otherwise, the minimum amount of all applicable income and employment taxes required by law to be withheld (or such higher amount that would not have an adverse accounting effect) with respect to the payment under this Agreement or may require the Participant or other person entitled to receive payment hereunder to pay to the Company such tax prior to and as a condition of the making of such payment. The Committee may allow the Participant or other person entitled to receive payment hereunder to pay the amount of taxes required to be withheld by withholding shares of Stock from the payment of PSUs, or by permitting the Participant to deliver to the Company, shares of Stock having a Fair Market Value equal to the minimum amount of such required withholding taxes (or such other amount that would not have an adverse accounting effect).

Section 5. Rights as a Stockholder. The Participant shall not be entitled, prior to the conversion of the PSUs into the right to receive shares of Stock and the issuance of such shares of Stock to the Participant, to any rights as a stockholder with respect to such shares of Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares of Stock

Section 6. Adjustments in the Event of Reorganization. In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of shares of Stock held by each person who is then a stockholder of record, the maximum number of PSUs and the Target Number of PSUs shall be adjusted pursuant to Section 3(b) of the Plan to account for such event.

Section 7. No Right to Continued Employment. Nothing in this Agreement nor any action of the Board or Committee with respect to this Agreement shall be held or construed to confer upon the Participant any right to a continuation of employment by the Company or any of its affiliates which employ the Participant. The Participant may be dismissed or otherwise dealt with as though this Agreement had not been entered into.

Section 8. Restrictions on Transfer of PSUs. The PSUs may not be sold, assigned, transferred, pledged, alienated or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution.

Section 9. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Graham Corporation

20 Florence Avenue

Batavia, New York 14020

Attention: Chief Financial Officer

(b) If to the Participant, to the Participant’s then current residential address as set forth in the Company’s personnel records.

Section 10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Participant and their respective heirs, successors and assigns.

Section 11. Construction of Language. Whenever appropriate in this Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 12. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law.

Section 13. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time by written agreement between the Company and the Participant.

Section 14. Plan Provisions Control. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Agreement, the Participant acknowledges receipt of a copy of the Plan.

Section 15. Acceptance by Participant. By executing this Agreement and returning a fully executed copy hereof to the Committee at the address specified in Section 9, the Participant signifies his acceptance of the terms and conditions of the PSUs. If a fully executed copy of this Agreement is not received by the Committee within 45 days after the date when it is presented to the Participant, the Committee may revoke the PSUs granted, and thereby avoid all obligations hereunder.

Section 16. Recoupment. This Agreement (and any shares of Stock payable hereunder) shall be subject to recovery by the Company under any incentive compensation recoupment policy maintained by the Company, as such policy may be amended from to time. In addition, notwithstanding any other provision of the Plan or this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the shares of Stock under this Agreement received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of the number of shares of Stock that would have vested based on the accounting restatement, as determined by the Committee, in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

Section 17. Golden Parachute Limitation.

(a) In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment by the Company to or for the benefit of the Participant would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the total amount of all payments by the Company shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the amount that maximizes the total amount of the payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code.

(b) If the Auditors determine that any payment by the Company would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion and in compliance with the requirements of Section 409A of the Code, which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Auditors shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a payment becomes payable.

(c) As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code or to the extent that such loan would be prohibited under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

Section 18. Section 409A. The PSUs are intended to comply with Section 409A of the Code, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Agreement shall be administered and interpreted in a manner consistent with such intention. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that the Participant first incurs a “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Participant’s separation from service with the Company, the Participant is a “specified employee” for purposes of Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the day following the date that is six months and one day following the Participant’s separation from service with the Company.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Participant has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.

GRAHAM CORPORATION

By: _____________________________

Daniel J. Thoren

President and Chief Executive Officer

ATTEST:

__________________________

Corporate Secretary

PARTICIPANT

__________________________________

[Employee Name]